EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-236558 and 333-267103) of our report dated March 24, 2025 relating to the consolidated financial statements of Sanara MedTech Inc. and its subsidiaries, which appear in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Weaver and Tidwell, L.L.P.

Austin, Texas

March 25, 2025